Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

March 15, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Tupper, Inc.
The Philippines

To Whom It May Concern:

Silberstein Ungar, PLLC (formerly known as Maddox Ungar Silberstein, PLLC) hereby consents to the use in the Form S-1, (Post-Effective Amendment No. 1 to Form S-1) Registration Statement under the Securities Act of 1933, filed by Tupper, Inc. of our report dated April 4, 2009, relating to the financial statements of Tupper, Inc., a Nevada Corporation, as of and for the periods ending February 28, 2009 and February 29, 2008, and for the period from January 31, 2008 (inception) to February 28, 2009, and the reference to us under the caption “Interest of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC